      As Filed with the Securities and Exchange Commission on October 1, 1997
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                PEOPLESOFT, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                       68-0137069
  -------------------------------                       ----------------
  (State or other jurisdiction of                       (I.R.S. Employer
    incorporation organization)                       Identification Number)

                               4440 ROSEWOOD DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 225-3000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                                DAVID A. DUFFIELD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PEOPLESOFT, INC.
                               4440 ROSEWOOD DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 225-3000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   COPIES TO:
                           HENRY P. MASSEY, JR., ESQ.
                             PETER S. HEINECKE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

     Approximate date of commencement of proposed sale to the public under:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]


If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                         Proposed
                                                         Maximum               Proposed Maximum
       Title of Securities          Amount to            Offering              Aggregate Offering      Amount of
        to be Registered            be Registered       Price Per Share (1)       Price (1)         Registration Fee
        ----------------            -------------       -------------------       ---------         ----------------
Common Stock, $.01 par value           290,645               57.1875              16,621,261            $ 5,037


(1) Estimated pursuant to Rule 457(c) solely for purposes of calculation of the registration fee based on the average of the high and low sales price of the Registrant's Common Stock on the Nasdaq National Market on September 26, 1997.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                                 290,645 SHARES
                                PEOPLESOFT, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)



        This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of PeopleSoft, Inc., a Delaware corporation (together with its consolidated subsidiaries, "PeopleSoft" or the "Company") offered from time to time by the Selling Shareholders named herein (the "Selling Shareholders") for their own benefit. It is anticipated that the Selling Shareholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. The Common Stock to which this Prospectus relates was received by the Selling Shareholders in connection with either (i) the acquisition by the Company of substantially all of the assets of Salerno Manufacturing Systems, Inc. or (ii) the acquisition by the Company of all of the outstanding shares of Campus Solutions, Inc. (the "Acquisitions"). The Common Stock issued to the Selling Shareholders in the Acquisitions was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering, are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by such Selling Shareholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

        The Common Stock of the Company is traded in the over-the-counter market on the Nasdaq National Market. On September 30, 1997, the closing price of the Company's Common Stock was $59 3/4 (Nasdaq Symbol: PSFT).

        SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

        The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is October 1, 1997.

        No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

        The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to PeopleSoft, Inc., 4440 Rosewood Drive, Pleasanton, CA 94588, Attn: Secretary, (telephone (510) 225-3000).

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The commission also maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

        This Prospectus contains information concerning the Company and sales of its Common Stock by the Selling Shareholders, but does not contain all the information set forth in the Registration Statement on Form S-3 which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                                  RISK FACTORS

    The Company operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of these risks and uncertainties which may have a material adverse effect on the Company's business, financial condition or results of operations.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company's revenues and operating results can vary substantially from quarter to quarter. License revenues in any quarter are substantially dependent on the execution of license agreements ("contracting activity") governing the use of the Company's software products booked and shipped in that quarter. Contracting activity is difficult to forecast for a variety of reasons including: (i) a significant portion of the Company's license agreements are completed within the last few weeks of each quarter; (ii) the duration of the Company's sales cycle is relatively long and increasingly variable because the Company has broadened its marketing emphasis to encompass software product solutions for the customer's overall enterprise, thereby increasing the financial value of individual transactions and the complexity of the customer selection, negotiation and approval process; (iii) the size of license transactions can vary significantly; (iv) system replacement projects and new system evaluations may be postponed or canceled at any time due to changes in a customer's project, company management, budgetary constraints or strategic priorities; (v) customer evaluations and procurement processes vary significantly from company to company, and a customer's internal approval and expenditure authorization process can be arduous, even subsequent to actual vendor selection; (vi) the number, timing and significance of software product enhancements and new software product announcements by the Company and its competitors; (vii) as the Year 2000 approaches, many potential customers are evaluating their legacy systems and must decide whether to repair, outsource, or replace existing applications which have Year 2000 operability issues. While the Company believes that such evaluations are favorably impacting demand for its applications, such demand is subject to change as the Year 2000 draws closer since lead times required to complete systems implementations preclude system replacement as a timely solution to the Year 2000 issue. Given the lack of precedent for an issue of this magnitude, the Company's ability to accurately forecast the impact of the issue on quarter to quarter revenue achievement is limited; and (viii) changes in economic, political and market conditions can adversely impact business opportunities without any notice. In addition, certain license agreements executed during a quarter may not meet the Company's revenue recognition criteria. Consequently, a situation could occur in which the Company meets or exceeds its forecast of aggregate contracting activity, but is not able to meet its forecast for license revenues.

    In addition to factors impacting contracting activity, license revenues are difficult to forecast because: (i) the timing of new software product availability to fulfill delivery obligations under both new and existing license agreements is difficult to predict because of the increasing complexity of the Company's technology, software product solutions and underlying development and testing processes; (ii) changes in the Company's sales incentive plans have had and may continue to have an unpredictable impact on seasonal business patterns;
(iii) enterprise transactions often involve both software products that are then currently deliverable, as well as software products that are still under development; to the extent the Company enters into a license agreement for the provision of both software product categories, the license agreement and supporting schedules to the license agreement must contain very precise contractual provisions and terminology consistent with generally accepted accounting principles to permit revenue recognition under the license agreement; (iv) enterprise transactions may grant rights to process data across complex, widely distributed computing environments. Due to a variety of factors including, but not limited to, differences in relational database product performance across wide area networks, differences in speed of various communication links and differences in hardware platform performance, there is a limited ability to accurately predict product performance in some of these environments. To the extent the Company enters into a license agreement with an enterprise customer incorporating such non-standard acceptance criteria which includes various on-line and batch performance measures within such environments, revenue recognition could be postponed pending verification of the performance capabilities within the operating environment; and (v) all of the above factors, as well as other specific requirements under recently published proposed generally accepted accounting standards for software revenue recognition such as increased use of contract accounting when certain types of professional services and/or payment terms are included in license transactions, create circumstances under which the Company must have very precise contractual language in order to recognize revenue upon initial product delivery. Although the Company has a standard license agreement which meets the demanding criteria under generally accepted accounting principles, the Company must often negotiate and revise certain terms and conditions in large enterprise transactions. Negotiation of mutually acceptable language can extend the sales cycle, and in certain situations, the Company does not always obtain terms and conditions which permit recognition of revenue at the time of delivery or even under the percentage of completion method under contract accounting rules.

    Services revenues have varied from quarter to quarter due to changes in levels of consulting activity and seasonality in training revenues which tend to lag license revenues by approximately one quarter. In order to continue the growth of service revenues, particularly those related to professional services, the Company must continue to recruit, hire and train growing numbers of consultants.

POSSIBLE ADVERSE EFFECTS OF RECENT SECURITIES ISSUANCES

    The Company has outstanding warrants to purchase 4,000,000 shares of its common stock which have exercise prices below the current market price of the common stock. The exercise of these warrants and resale of the underlying shares or the sale of the shares issued in the Acquisition could adversely affect the market price of the Company's common stock. Warrants to purchase 800,000 shares of common stock at an exercise price of $27.50 per share expire in the fourth quarter of 1997. At December 31, 1996 the Company had 6,869,747 exercisable options outstanding to purchase common stock which have exercise prices below the current market price of the common stock. The exercise and sale of a significant number of such stock options for the underlying shares could adversely affect the market price of the Company's common stock. In addition, the 282,581 shares offered hereby will be salable beginning in late October 1997.

OPERATING LEVERAGE

    Consistent with many companies in the software industry, the Company's business model is characterized by a very high degree of operating leverage. Employee and facility related expenditures comprise a significant portion of the Company's operating costs and expenses, and are therefore relatively fixed at least over the short term. In addition, the Company's expense levels are based, in significant part, on the Company's expectations as to near term future revenue levels. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected. There can be no assurance that the Company will be able to increase or even maintain its current level of profitability on a quarterly or annual basis in the future. Due to the foregoing, it is likely that in one or more future quarters the Company's operating results will be below the expectations of public securities market analysts. In such event, the price of the Company's common stock would likely be materially adversely affected.

UNEVEN PATTERNS OF QUARTERLY OPERATING RESULTS

    The Company does not believe that the percentage increases in revenues achieved in prior periods should be anticipated in future periods. The operating results of many software companies reflect seasonal trends, and the Company has been, and expects to continue to be, affected by such trends in the future. Seasonal patterns of revenue achievement can be caused by a variety of factors, including sales incentives, customer demand based on available capital budgets and release of new technologies.

FUTURE OPERATING RESULTS UNCERTAIN

    Segments of the software industry have experienced significant economic downturns characterized by decreased product demand, price erosion, technological shifts, work slowdowns and layoffs. The Company's operations may, in the future, experience substantial fluctuations from period to period as a consequence of such industry patterns, general economic conditions affecting the timing of orders from customers, and other factors affecting capital spending. There can be no assurance that such factors will not have a materially adverse effect on the Company's business, operating results or financial condition. The Company's continued success is dependent on its continued ability to introduce, develop and market new and enhanced versions of its software products, although there can be no assurance that such ability can be maintained.

INTERNATIONAL OPERATIONS

    The Company has utilized, and will continue to utilize substantial resources and funding to build its international service and support infrastructure. Operating costs in many countries, including some of those in which the Company operates, are often higher than in the United States. In order to increase international sales in 1997 and subsequent periods, the Company must continue to globalize its software product lines, expand existing, as well as establish additional foreign operations, hire additional personnel, identify suitable locations for sales, marketing, customer service and development, and recruit international distributors and resellers in selected territories. In the event international expansion and/or product globalization are not successful, it is likely to have a negative impact on the Company's operating results.

    The Company's sales through its foreign operations are generally denominated in each respective subsidiary's functional currency. Unexpected changes in the exchange rates for these foreign currencies could result in significant fluctuations in the foreign currency transaction and translation gains and losses in future periods. In the future, the Company expects to have an increased amount of non-U.S. dollar denominated license agreements and intends to implement hedging programs designed to mitigate the potential adverse impact of exchange rate fluctuations.

COMPETITION

    The market for business application software is intensely competitive. The Company faces competition from a variety of software vendors including enterprise application software vendors, manufacturing application software vendors, enterprise resource optimization application software vendors, financial management system, HRMS (human resource management systems) application software vendors and software tools vendors. Although PeopleSoft believes its success has been due in part to its early emphasis on the client/server architecture, virtually all of the Company's competitors now offer software products based on a client/server architecture. Consequently, competitive differentiators now include more subtle architectural and technological factors such as web enablement, enterprise product breadth and individual product features, service reputation, product flexibility, ease of implementation, international product version availability and support, and price.

    In the enterprise application software market, PeopleSoft faces significant competition from SAP AG, Oracle Corporation and Baan Company N. V. and to a lesser degree, Dun & Bradstreet Software (now operating as two separate divisions of Geac Computer Systems, Inc.), Computer Associates International, Inc. and other companies such as System Software Associates who previously focused primarily on the AS/400 marketplace. In this market, the chief competitive factors include the breadth and completeness of the enterprise solution offered by each vendor, the extent of product integration across the enterprise solution and the availability of localized software products and technical support in key markets outside the United States. Primarily due to their significant worldwide presence and longer operating and product development history, both SAP and Oracle have certain competitive advantages over PeopleSoft in each of these areas. In addition, both SAP and Oracle have substantially greater financial, technical and marketing resources, and a larger installed base than PeopleSoft. Furthermore, Oracle's RDBMS (relational database management system) is a supported platform underlying a significant share of PeopleSoft's installed applications.

    In the manufacturing software application markets, in which PeopleSoft recently began competing, PeopleSoft faces competition from several of its existing competitors including those listed immediately above and others such as QAD, Ross Systems and J.D. Edwards and a large number of niche competitors already in the manufacturing market.

    In the emerging enterprise resource optimization software solutions market, in which the Company now competes since its acquisition of Red Pepper Software during the fourth quarter of 1996, PeopleSoft faces several current and potential competitors including: (i) companies such as i2 Technologies, Manugistics and Numetrix Software which have developed or are attempting to develop advanced planning and scheduling software products which complement or compete with MRP (material requirements planning) solutions; (ii) other companies that provide specialized planning and scheduling software for niche markets, including Chesapeake Systems, Waterloo Manufacturing Software, MAPICS, Inc. (formerly Marcam Corporation) Marcam Solutions, Inc. and Cap Logistics;
(iii) other business application software vendors that may broaden their product offerings by internally developing, or by acquiring (such as Baan's recent acquisitions of Berclain Group, Inc. and Antalys, Inc.) or partnering with independent developers of advanced planning and scheduling software; (iv) internal development efforts by corporate information technology departments; and (v) companies offering standardized or customized products on mainframe and/or mid-range computer systems.

    PeopleSoft also faces competition from providers of HRMS software products including Cyborg, Lawson, Integral Systems, Inc., InPower and Ceridian, and from providers of financial management systems software products including Hyperion, Computron Software, Inc., Lawson Associates and other smaller companies. In addition, ADP, Inc. and Shared Medical Systems, Inc. have the right to sublicense selected PeopleSoft products in competition with PeopleSoft's marketing efforts in selected markets.

    In addition, as the year 2000 approaches, enterprises may consider outsourcing options including data center outsourcing and service bureaus as viable alternatives to purchasing the Company's products which may result in increased competition from outsource services including Computer Sciences Corporation (CSC), Electronic Data System Corporation (EDS), IBM, ADP, Ceridian, and other smaller companies.

    Intense competition could potentially lead to increased price competition in the market, forcing the Company to reduce prices which may result in reduced gross margins and loss of market share by the Company which could materially adversely affect the Company's business, operating results and financial condition. Therefore, there can be no assurance that the Company will continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

RELIANCE ON PROPRIETARY SOFTWARE DEVELOPMENT TOOLS

    The Company's software products include a suite of proprietary software development tools known as "PeopleTools", which are fundamental to the effective use of the Company's software products. While no industry standard exists for software development tools, several companies are focused specifically on providing software development tools and are attempting to establish their software development tools as accepted industry standards. In the event that a software product other than the Company's PeopleTools software product becomes the clearly established and widely accepted industry standard, the Company may need to abandon or modify PeopleTools in favor of such an established standard, may be forced to redesign its software products to operate with such third party's software development tools, or may be faced with the potential sales obstacle of marketing a proprietary software product against other vendors' software products incorporating a standardized software development toolset. Accordingly, in any of these cases, the Company's results of operations could be materially adversely affected.

RELIANCE ON THIRD PARTIES FOR SALES, MARKETING AND SOFTWARE PRODUCT IMPLEMENTATIONS

    A key aspect of the sales and marketing strategy for the Company is to build and maintain strong working relationships with businesses the Company believes play an important role in the successful marketing of its software products. The Company's customers and potential customers often rely on third party system integrators to develop, deploy and manage client/server applications. These include: (i) RDBMS software vendors; (ii) hardware vendors which offer both hardware platforms and, in the case of IBM, proprietary RDBMS products on which the Company's software products run; (iii) technology consulting firms and systems integrators, some of which are active in the selection and implementation of large information systems for the information-intensive organizations that comprise the Company's principal customer base; and (iv) benefits consulting firms that are active in the implementation of HRMS. The Company believes that its marketing and sales efforts are enhanced by the worldwide presence of these companies. However, there can be no assurance that these companies, most of which have significantly greater financial and marketing resources than PeopleSoft, will not start, or in some cases increase, the marketing of business application software in competition with PeopleSoft, or will not otherwise discontinue their relationships with or in support of PeopleSoft. If the Company or its partners are unable to recruit and adequately train a sufficient number of consulting personnel to support the implementation of the Company's software products, demand for these software products could subsequently be materially adversely affected. In addition, PeopleSoft's software application architecture, including PeopleTools, may facilitate reduced implementation efforts for customers compared to the competitive alternatives. Consequently, PeopleSoft's software products may be a less desirable recommendation alternative for integrators who provide both selection advice and generate consulting fees from customers by providing implementation services. Due to the foregoing factors, it is reasonably possible that in a future quarter or quarters the Company's operating results could fall short of the published expectations of certain public market financial analysts.

COMPLEXITY OF SOFTWARE PRODUCTS AND PRODUCT DEVELOPMENT

PeopleSoft's software products can be licensed for use with the following RDBMS's and run on the following operating systems: IBM's DB2 ( MVS/ESA or OS/390 using connectivity products from Centura or IBM and separately, AIX, OS/390 version 5 and OS/400), Informix INFORMIX-OnLine Dynamic Server (AIX, Dynix, Solaris, MP RAS, Digital Unix, Unisys Unix, DG/UX, DC/Osx, IRIX, SCO Open Server, Reliant Unix, NT, and HP-UX), Microsoft SQL Server NT version 6.5, Oracle (NT and over 10 versions of Unix), and Sybase's System 11 (Digital Unix, HP-UX, AIX and Solaris). In addition, the Company has introduced client support for Apple's Macintosh family of computers using Sun Microsystem's Java platform running on the Macintosh client in PeopleTools. No assurance can be given concerning the successful development of PeopleSoft software products on additional platforms, the specific timing of the releases of any future software products, the performance characteristics of PeopleSoft applications on additional platforms or their acceptance in the marketplace. In addition, there may be future or existing RDBMS platforms which achieve popularity within the business application marketplace and which PeopleSoft may desire to offer its applications thereon. Such future or existing RDBMS products may or may not be architecturally compatible with PeopleSoft's software product design. No assurance can be given concerning the successful porting to new platforms, the specific timing of completion of any such ports or their acceptance in the marketplace.

    Beginning with Release 6, the Company integrated certain features of BEA's Tuxedo product into its applications. The Company currently intends over its next several releases to integrate additional Tuxedo features. Such enhancements may be critical to the competitiveness of the Company's products in the future. Integration of these and other products is complex and no assurance can be made that these efforts will be successful or result in significant product enhancements.

    Software programs as complex as those offered by the Company are likely to contain a number of undetected errors or "bugs" when they are first introduced or as new releases are thereafter released. Despite testing by the Company and by third-parties, errors or system performance issues may arise with the possible result of reduced acceptance of the Company's software products in the marketplace. Due to the increasing number of possible combinations of vendor hardware platforms, operating systems and updated versions, PeopleSoft application software products and updated versions, and RDBMS platforms and updated versions, the effort and expense of developing, testing and maintaining these software product lines in an increasing number of combinations will increase, and the ability to develop consistent product performance characteristics across all of these combinations could place a significant strain on the Company's development resources and product release schedules.

RELIANCE ON CLIENT INTERFACES

    At the present time, the Company supports client (workstation) platforms predominantly utilizing Microsoft's Windows family of software products, including Windows 3.1 (PeopleSoft releases prior to Release 6 only), Windows NT and Windows 95. If Microsoft were to fundamentally change the architecture of its software product such that users of PeopleSoft's software applications experienced significant performance degradation or were rendered incompatible with future versions of Microsoft's Windows Operating System, the Company's results of operations could be materially adversely affected. If a new user interface were to gain broad acceptance in the marketplace, there can be no assurance that PeopleSoft's architecture would be compatible with such an interface.

    The use of a Web browser (running on either a PC or network computer) to access client/server systems is rapidly emerging as an alternative client to the traditional desktop access through Microsoft Windows based personal computers. The Company has enabled access to its applications through this new emerging client utilizing a Web Client built on Sun Microsystems' Java environment and BEA Systems Inc.'s BEA Jolt middleware. Such client access via the Internet will be subject to numerous risks inherent in utilizing the Internet including: security, availability and reliability. No assurance can be given concerning the Company's successful support for new client platforms, the specific timing of their availability or their acceptance in the marketplace.

RELIANCE ON JOINT BUSINESS ARRANGEMENTS

    PeopleSoft has, and may in the future, enter into various development or joint business arrangements for the purpose of developing new products or extensions to existing products. Under these development arrangements, PeopleSoft is generally the exclusive remarketer of the developed software products and pays a royalty to the funding entities based on license fees received from end user licenses of these software products. Under joint business arrangements, PeopleSoft may distribute or jointly sell with its business partner an integrated product offering. While the intent of such arrangements is to develop business applications which are integrated with PeopleSoft's software products, there can be no assurance that such software products will in fact be integrated or that an integrated enterprise solution will be accepted by the market. In addition, should such arrangements require additional investments from third parties or business partners to complete development or enhance the software product, there can be no assurance that investments will be available on terms acceptable to the business partner or the existing or other potential third party funding source(s). Should PeopleSoft acquire title to the software products or technology from the third party entity, such an acquisition might be accounted for using the purchase method which is likely to result in either or both of the following accounting treatments: (i) a charge to earnings for in-process research and development which would be recorded in the Statement of Income in the period such acquisition was completed; (ii) or the creation of significant intangible assets by virtue of an allocation of a substantial portion of the purchase price to the acquired technology or other intangible assets. Such intangible assets would be amortized in future periods as a cost of operations. Should either of these scenarios occur, the results of operations of one or more future periods could be materially adversely impacted.

APPLICATION SECURITY ARCHITECTURE

    The Company's application software products incorporate extensive security features designed to protect certain sensitive data managed by these applications from unauthorized retrieval or modification. The Company has developed a security architecture utilizing the capabilities of its own applications, the client operating system software, some of the security features contained in the RDBMS platforms on which the applications run, as well as certain third party security products. To date, the Company is not aware of any violations of its application security architecture within its installed base. Although these security features are subject to constant review and enhancement, no assurances can be given concerning the successful implementation of these security features and their effectiveness within a particular customer's operating environment. Should a breach of security or a suspected breach of security occur, the accompanying publicity or any subsequent claims against the Company could have an adverse impact on the demand for the Company's software products and/or cause a decline in the market price of the Company's stock and/or adversely impact the Company's financial results due to lost or delayed closing of software licensing opportunities.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    The Company regards certain features of its internal operations, software and documentation as proprietary, and relies on a combination of contract, patent, copyright, trademark, trade secret laws and other measures to protect their proprietary information. The Company received its first patent in June 1995 and its second patent in August 1995. In July 1995, the Company received title to a third patent as part of a teaming and development agreement. Also, the Company has four additional patent applications pending. There can be no assurance that any issued patents will result from such applications or that, if issued, such patents will provide any meaningful competitive advantage as existing copyright laws afford only limited protection. The Company believes that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and the timeliness and quality of support services. There can be no assurance that these protections will be adequate or that PeopleSoft's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Many customers of PeopleSoft are beneficiaries of a source code escrow arrangement to enable the customer to acquire a future limited right to use the Company's source code solely for their internal provision of maintenance services. This possible access to the Company's source code may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. In addition, the laws of certain countries in which the Company's software products are or may be licensed do not protect the Company's software products and intellectual property rights to the same extent as the laws of the United States.

    The Company does not believe that its software products, third party software products the Company offers under sublicense agreements, Company trademarks or other Company proprietary rights infringe the property rights of any third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future software products or that any such assertion may not require the Company to enter into royalty arrangements or result in costly litigation.

YEAR 2000 COMPLIANCE

The Company's internal business information systems are primarily comprised of the same commercial application software products generally offered for license by the Company to end user customers. These applications have been tested for Year 2000 compliance and are certified by the Information Technology Association of America (ITAA) as Year 2000 compliant, therefore the Company does not expect any Year 2000 compliance issues to arise related to its primary internal business information systems. However, the Company utilizes other third party vendor network equipment, telecommunication products, and other third party software products which may or may not be Year 2000 compliant. Although the Company is currently taking steps to address the impact, if any, of the Year 2000 issue surrounding such third party products, failure of any critical technology components to operate properly in the Year 2000 may have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems.

PRODUCT LIABILITY

    The Company's license agreements with their customers contain provisions designed to limit their exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in such license agreements may not be valid as a result of federal, state and local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any product liability claims to date, the license and support of its software for use in mission critical applications creates the risk of a claim being pursued against the Company. Damage or injunctive relief resulting under such a successful claim could cause a materially adverse impact on the Company's business, operating results and financial condition. In addition, as PeopleSoft begins to compete in the manufacturing software application market, the critical nature of such software products may increase PeopleSoft's exposure to product liability claims against the Company.

GROWTH IN OPERATIONS

    The Company has experienced an extended period of significant revenue growth, growth in the Company's customer base, expansion of its software product lines and supported platforms both through internal development and mergers and acquisitions, a significant increase in the number of its employees, and expansion in the geographic scope of its operations. This growth has resulted in new and increased responsibilities for management personnel, and has placed, and is expected to continue to place a significant strain upon the Company's management, operating, and financial controls and resources. To accommodate recent growth, compete effectively, and manage potential future growth, the Company must continue to implement and improve its operational and financial systems, procedures and controls. In addition, the Company must continue to expand, train, retain and manage its employee base. There can be no assurance that the Company will be able to manage this expansion effectively, or that the Company's personnel, procedures, systems and controls will be adequate to support the Company's future operations.

KEY PERSONNEL

    PeopleSoft believes that its continued success will depend in large part upon its ability to attract, train and retain highly-skilled technical, managerial and marketing personnel. The Company continues to hire a significant number of additional sales, services and technical personnel. Competition for the hiring of such personnel in the software industry is intense, and the Company from time to time experiences difficulty in locating candidates with appropriate qualifications or within various desired geographic locations. Growth in contracting activity will be impacted by the Company's ability to attract, train, retain and manage productive sales and sales support personnel.

    The loss of services of one or more of the Company's key employees could have a materially adverse effect on the Company's business, operating results and financial condition. The Company has historically experienced a very low attrition rate amongst all of its employees, especially those in critical positions. The Company has several retention programs in place to retain such key personnel including granting of stock with vesting periods averaging 5 years. A number of key employees have vested stock options which have a relatively low price when compared to the Company's current stock price. These potential gains provide these employees the economic freedom to explore personal objectives both within and outside the Company which my result in the loss of one or more key employees during the coming years.

    It is widely held that the technology industry is at or beyond a condition of full employment. There can be no assurance that the Company will be successful in attracting, training and retaining the personnel it requires to develop, market, sell and support new or existing software.

REORGANIZATION OF THE COMPANY'S SALES FORCE

    Effective April 1, 1997, the Company undertook a reorganization of its North American sales operations around industry based territories and major account assignments from a geographic based business unit organization structure. As part of this reorganization, a substantial number of accounts, prospects and opportunities previously assigned to one sales representative were reassigned to another sales representative. This reassignment has caused delays in account assignments and the associated management of the sales cycle, which may have resulted in lost sales opportunities or otherwise lengthened the sales cycle. In addition, each of the industry territories will require validation from one or more key customer reference accounts. Such accounts are a critical factor for sales success since sales prospects frequently require validation prior to entering into a license agreement. However, limited referencable accounts exist in certain target industries at this time. There can be no assurance that the Company will develop a sufficient number of referencable customer accounts across all industry segments without significant adverse impact on near term sales results or that this sales operations reorganization will sustain or improve long term sales results.

    In addition, the Company recently formed a separate division to provide business software products and services that address the specific needs of medium-sized organizations. While the Company fully expects this division to be a successful component of the overall business, the middle market for software applications is extremely competitive, more price sensitive and generally includes a higher component of bundled implementation services when compared to the Fortune 1000 enterprise application market the Company has traditionally targeted. There can be no assurance that the Company will be successful in penetrating this market or that operations in this marketplace will be profitable or that license fee revenues will not be negatively impacted due to revenue recognition rules under generally accepted accounting principles.

EXPANSION OF FACILITIES

    Recently, commercial building vacancy rates have significantly dropped in many of the major metropolitan markets where the Company has significant operations. As a consequence, the Company expects to experience increasing difficulty in obtaining additional space within which to expand its operations. In addition, the increased demand for office space has caused commercial rental rates to increase substantially. Failure to either obtain space, or obtain it on reasonably attractive commercial terms, may inhibit the Company's ability to grow, or otherwise adversely effect the Company's operations and financial results.

VOLATILITY OF STOCK PRICE

    As is frequently the case with stock of high technology companies, the market price of the Company's stock has been and may continue to be quite volatile. Factors such as quarterly fluctuations in results of operations, announcements of technological innovations by the Company or its competitors or the introduction of new products by the Company or its competitors, and macroeconomic conditions in the computer hardware and software industries generally, may have a significant impact on the market price of the stock of PeopleSoft. If revenues or earnings in any quarter fail to meet the expectations (published or otherwise) of the investment community, there could be an immediate impact on the Company's stock price. In addition, as described in the "Possible Adverse Effects of Recent Securities Issuances" section above, the Company has issued shares, stock options and warrants which, if sold directly or exercised and sold on the open market in large concentrations, could cause the Company's stock price to decline in the short term. Additionally, recent tax legislation lowered tax rates on capital gains. This could potentially result in increased sales of all U.S. equity securities including the Company's Common Stock. Such sales, if material, could negatively impact the stock price. The Company makes no assurance as to when and if such a short term stock price decline may recover. Furthermore, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many high technology companies and which, on occasion, have been unrelated to the operating performance of those companies. These broad market fluctuations may materially adversely affect the market price of the stock of PeopleSoft.

INVESTMENTS AND LIQUIDITY

    The Company's short-term and long-term investments consist primarily of high quality municipal bonds, U.S. government securities, corporate debt securities and tax-advantaged money market instruments. Despite favorable credit ratings on these investments there can be no assurance the issuing agencies will not default on their obligations which may result in losses of principal and accrued interest by PeopleSoft. While operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, operating and investing activities may use cash and, consequently, such growth may require the Company to obtain additional sources of financing. In addition, material acquisitions of complementary businesses, products, technologies and capital expenditures may require additional sources of financing. There can be no assurance that the Company would be able to obtain additional sources of financing or additional financing at terms favorable to the Company.

                                PEOPLESOFT, INC.

                                  THE COMPANY

    PeopleSoft, Inc. was incorporated in Delaware in August 1987. The Company's principal executive offices are located at 4440 Rosewood Drive, Pleasanton, CA 94588 and its telephone number at that address is (510) 225-3000. The Common Stock of the Company is traded on the Nasdaq National Marked under the symbol PSFT.

                              SELLING SHAREHOLDERS

    The following table shows (i) the name of the Selling Shareholders, (ii) the number of shares of Common Stock beneficially owned prior to the offering, (iii) the number of shares of Common Stock to be sold by them pursuant to this Prospectus and (iv) the number of shares beneficially owned after the offering:


                                                  Shares                                   Shares
                                               Beneficially          Shares to be     Beneficially Owned
                                                   Owned              Sold in the         After the
                  Name                       Prior to Offering         Offering           Offering(1)
                  ----                       -----------------         --------           -----------
Ronald Bird                                       35,000                35,000                  --
Geoffrey Collier                                  36,200                35,000               1,200
Elizabeth Dietz                                   35,600                35,000                 600
Diran Edinjikiian                                 35,000                35,000                  --
David Ehrlich                                     35,000                35,000                  --
James M. Peters, III                              35,000                35,000                  --
Aldo G. Salerno                                   32,079(2)             32,079                  --
Gerald M. Salerno                                 32,066(3)             32,066                  --
Aldo G. and Beatrice Salerno, as Joint             5,500(4)              5,500                  --
Tenants
Gerald M. and Beatrice Salerno, as Joint           5,500(4)              5,500                  --
Tenants
Gordon S. Whitehead                                5,500(4)              5,500                  --

(1) Each of the Selling Shareholders owns less than 1% of the outstanding shares of Common Stock of the Company.

(2)     Includes 3,208 shares subject to an escrow agreement with the Company.

(3)     Includes 3,206 shares subject to an escrow agreement with the Company.

(4)     Includes 550 shares subject to an escrow agreement with the Company.

                              PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

    Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with a Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for such Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

    The Company has advised the Selling Shareholders that anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market, has furnished each Selling Shareholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

    Upon notification by a Selling Shareholder to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Shareholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

    Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

    There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

                      INFORMATION INCORPORATED BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 68-0137069) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13 of the Exchange Act (including those portions of the Company's Annual Report to Shareholders and definitive proxy statement for the Annual Meeting of Shareholders held on May 21, 1996).

    (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997 filed pursuant to Section 13 of the Exchange Act.

    (3) The description of the Company's Common Stock to be offered hereby contained in the Company's Registration Statement on Form 8-A dated October 7, 1992, filed pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

    (4) The description of the Company's Preferred Share Rights Agreement contained in its Registration Statement on Form 8-A filed with the Commission on February 16, 1995 including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

    The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

                                  LEGAL MATTERS

    Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and non-assessable.

                                 PEOPLESOFT, INC

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number
------
Item 14   Other Expenses of Issuance and Distribution.+


          The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and NASD fees are estimates.


          Registration fee -- Securities and Exchange Commission..          $5,037
          Accounting fees.........................................           5,000
          Legal fees..............................................           5,000
          Miscellaneous...........................................           2,963
                                                                           -------
          Total...................................................         $18,000


          + Represents expenses relating to the distribution by the Selling
            Shareholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholders.

Item 15   Indemnification of Directors and Officers.

          See "Indemnification of Directors and Officers."

Item 16   Exhibits.


          Exhibit
          Number
          ------
            4.1    Restated Certificate of Incorporation, as amended, of the Company*

            4.2    Preferred Share Rights Agreement dated as of February 15, 1995**

            5.1    Opinion of Wilson Sonsini Goodrich & Rosati

           23.1    Consent of Ernst & Young LLP, Independent Auditors (contained on
                   Page II-4)

           23.2    Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)

           24.1    Power of Attorney (contained on Page II-3)

* Incorporated by reference to the exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (No. 33-53000) filed with the Commission on October 7, 1992.

** Incorporated by reference to Exhibit 1 of Registrant's Registration Statement on Form 8-A filed with Commission on February 16, 1995.

Item 17 Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, PeopleSoft, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 30th day of September 1997.

                                PEOPLESOFT, INC.

                                By: /s/ DAVID A. DUFFIELD
                                   ------------------------------------------
                                   David A. Duffield
                                   President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ronald E. F. Codd and Robert D. Finnell, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


           SIGNATURE                                  TITLE                            DATE
           ---------                                  -----                            ----
/s/ DAVID A. DUFFIELD            Chairman of the Board of Directors, President     September 30, 1997
---------------------------      and Chief Executive Officer (Principal
   David A. Duffield             Executive Officer)

/s/ RONALD E.F. CODD             Senior Vice President of Finance and              September 30, 1997
---------------------------      Administration, Chief Financial Officer and
   Ronald E.F. Codd              Secretary (Principal Financial and Accounting
                                 Officer)

/s/ A. GEORGE "SKIP" BATTLE      Director                                          September 29, 1997
---------------------------
   A. George "Skip" Battle

/s/ EDGAR F. CODD                Director                                          September 28, 1997
---------------------------
   Dr. Edgar F. Codd

/s/ ALBERT DUFFIELD              Director                                          September 30, 1997
---------------------------
   Albert Duffield

/s/ GEORGE J. STILL, JR.         Director                                          September 26, 1997
---------------------------
   George J. Still, Jr.

/s/ CYRIL J. YANSOUNI            Director                                          September 26, 1997
---------------------------
  Cyril J. Yansouni

                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



        We consent to the incorporation by reference in the Registration Statement (Form S-3 pertaining to the registration of 290,645 shares of common stock) of PeopleSoft, Inc. and in the related Prospectus of our reports dated January 31, 1997, with respect to the consolidated financial statements of PeopleSoft, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP


Walnut Creek, California
September 25, 1997

                                INDEX TO EXHIBITS

Exhibit                                                                                      Page
Number                                                                                        No.
------                                                                                        ---
  4.1          Restated Certificate of Incorporation, as amended, of the Company*
  4.2          Preferred Share Rights Agreement dated as of February 15, 1995*
  5.1          Opinion of Wilson Sonsini Goodrich & Rosati
 23.1          Consent of Ernst & Young LLP, Independent Auditors (contained on
               Page II-5)
 23.2          Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)
 24.1          Power of Attorney (Contained on page II-4).


*    Incorporated by reference.